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                                   EXHIBIT 99

PRESS RELEASE
For Immediate Release:

                                           Contact:  E. Larry Atkins
                                           President and Chief Executive Officer
                                           American Health Services Corp.
                                           (714) 476-0733

                                           Contact:  Glenn P. Cato
                                           President and Chief Executive Officer
                                           Maxum Health Corp.
                                           (214) 716-6254


               AMERICAN HEALTH SERVICES CORP. ANNOUNCES FORMATION
            OF INSIGHT HEALTH SERVICES CORP. WITH MAXUM HEALTH CORP.
            --------------------------------------------------------


         NEWPORT BEACH, CALIFORNIA, February 27, 1996 -- American Health Services Corp. ("American Health") (OTC Bulletin Board Symbol: AHTS) today announced that it has agreed to merge with Maxum Health Corp. ("Maxum") (OTC Bulletin Board Symbol: MXHC), to form a new medical imaging management company called InSight Health Services Corp. ("InSight Health"). The merger agreement provides for American Health and Maxum to merge with subsidiaries of InSight Health, the newly formed Delaware corporation. As a result, American Health and Maxum will each become wholly-owned subsidiaries of InSight Health.

         Immediately upon consummation of the merger, approximately one-half of the issued and outstanding common stock of InSight Health will be held by former American Health stockholders, and approximately one-half will be held by former Maxum stockholders. In addition, in exchange for a comprehensive program of debt and lease restructuring, General Electric Company, acting through GE Medical Systems ("GE"), will receive non-voting preferred stock of InSight Health, convertible into approximately 48 percent of the common stock of InSight Health on a fully- diluted basis. GE will also be entitled to receive certain payments based on future performance of InSight Health.

                                  - m o r e -
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February 27, 1996
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         The merger is subject to certain conditions, including approval by
American Health and Maxum stockholders and the closing of the financial accommodation transactions.

         The stockholders' meetings are expected to be held in the second quarter of 1996, with the consummation of the merger to occur promptly thereafter.

         American Health, headquartered in Newport Beach, California, provides diagnostic imaging and treatment services using magnetic resonance imaging systems, gamma knife technology and other equipment to hospitals, physicians and managed care organizations, through the management and operation of hospital-based centers nationwide.

         Maxum, headquartered in Dallas, Texas, is a provider of radiology and related management services through its imaging networks in the Central and Eastern United States. Services are generally provided under contracts with hospitals and managed care companies, through a network of imaging centers and mobile equipment which Maxum owns or manages.




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